Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

114 East 4th Avenue—Suite 800

Vancouver, BC, Canada

V5T 1G4

Item 2:	Date of Material Change

June 27, 2022

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on June 27, 2022, and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On June 27, 2022, Zymeworks announced the appointment of Paul Moore, Ph.D., as Chief Scientific Officer (CSO) of Zymeworks. Dr. Moore’s anticipated start date is July 18, 2022.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On June 27, 2022, Zymeworks announced the appointment of Paul Moore, Ph.D., as CSO of the Company, reporting directly to the Chief Executive Officer. Dr. Moore has more than 25 years of US-based experience in biologics drug discovery and development in biotechnology research. His career efforts have led to the discovery and development of a range of FDA-approved and clinical-stage biologics for patients with difficult-to-treat cancers and autoimmune conditions.

Immediately prior to joining Zymeworks, Dr. Moore served as Vice President, Cell Biology and Immunology at MacroGenics, heading a team of approximately 50 researchers focused on developing antibody-based therapeutics, including numerous bispecific antibodies and antibody drug conjugates (ADCs). During his time at MacroGenics, Dr. Moore worked on the development of numerous clinical stage compounds, including retifanlimab (anti-PD-1 mAb), teplizumab (anti-CD3 mAb for Type I diabetes), margetuximab (anti-HER2 mAb), enoblituzumab (anti-B7-H3 mAb), various CD3 based bispecifics including flotetuzumab (CD123 x CD3), bispecifics targeting multiple checkpoints tebotelimab (PD-1xLAG-3) and lorigerlimab (PD-1xCTLA-4), CD32BxCD79B bispecific for autoimmunity and ADC molecules targeting B7-H3 or ADAM-9. Dr. Moore worked on scientific collaborations with a range of pharmaceutical partners, including Pfizer, Servier, Gilead, Takeda, Janssen, Roche and Zai Labs.

Prior to joining MacroGenics, Dr. Moore was Director of Cell Biology at Celera where he oversaw research efforts to develop novel antibody-based therapeutics. He also served as Director of Lead Product Development at Human Genome Sciences (HGS), including managing genomic-based target discovery programs that led to the discovery, development, approval, and commercialization of Benlysta (belimumab) for the treatment of systemic lupus erythematosus. Dr. Moore received a Ph.D. in molecular genetics from the University of Glasgow in 1991. He has an extensive research record co-authoring over 75 peer-reviewed manuscripts and is a named co-inventor on over 50 issued US patents.

Dr. Moore will be responsible for advancing Zymeworks’ multispecific antibody and ADC programs to clinical studies and overseeing the Company’s Early Research and Development Group. His anticipated start date is July 18, 2022.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Chief Operating Officer of the Company, at (604) 678-1388.

Item 9:	Date of Report

June 27, 2022